UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 1, 2016

GAIAM, INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	000-27517	84-1113527
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

833 W. South Boulder Road, Louisville, CO 80027-2452

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (303) 222-3600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 1, 2016, at a meeting of the board of directors of Gaiam, Inc. (“Gaiam”), Lynn Powers, then a member of the board of directors, informed the board that she would not seek reelection at the 2016 annual meeting of shareholders. Ms. Power’s decision to withdraw as a nominee for re-election to the Gaiam board of directors was in connection with the anticipated consummation of Gaiam’s divestiture of its branded consumer products business and was not due to any disagreement with Gaiam. As a result, Ms. Power’s term as a director expired on June 1, 2016 at Gaiam’s 2016 annual meeting of shareholders.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On June 1, 2016, Gaiam held its 2016 annual meeting of shareholders. Gaiam’s shareholders elected all nominees named in the proxy statement for the annual meeting to Gaiam’s board of directors (other than Lynn Powers, as discussed in Item 5.02 above), each to serve until the next annual meeting of shareholders to be held in 2017 or until successors are duly elected and qualified, with the following vote:

	For	Withheld	Broker Non-Votes
Kristin Frank	61,082,261	3,672,375	—
Chris Jaeb	60,628,351	4,126,285	—
David Maisel	60,628,366	4,126,270	—
Jirka Rysavy	60,370,746	4,383,890	—
Wendy Schoppert	61,074,618	3,680,018	—
Paul Sutherland	61,093,815	3,660,821	—

As described in Item 5.02 above, Ms. Powers withdrew her nomination for re-election to the board of directors prior to the 2016 annual meeting of shareholder.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAIAM, INC.

By:	/s/ Stephen J. Thomas
Stephen J. Thomas Chief Financial Officer

Date: June 7, 2016